Exhibit 3.104

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

TI MAGAZINE HOLDINGS LLC

This Limited Liability Company Operating Agreement (this “Agreement”), dated as of the 19th day of June 2000, is being made by Time Inc., a Delaware Corporation (the “Member”).

W I T N E S S E T H

WHEREAS, the Member wishes to form and become the member of a limited liability company to be called TI Magazine Holdings LLC (the “Company”), under and pursuant to the Delaware Limited Liability Company Act (the “Act”), Chapter 18, Title 6 of the Delaware Code, as amended from time to time, for the purposes set forth herein; and

WHEREAS, the Member agrees that its rights, powers, duties and obligations as the Member of the Company shall be governed by the terms and provisions of this Agreement.

NOW, THEREFORE, the Member states as follows:

ARTICLE 1

Formation, Name, Principal

Place of Business and Registered Office

1.1 Formation. The Member hereby organizes the Company, to be known as TI Magazine Holdings LLC pursuant to the Act. Except as otherwise expressly provided in the Company’s Certificate of Formation or this Agreement, the rights and obligations of the Member with respect to the Company shall be governed by the Act.

1.2 Principal Place of Business. The principal place of business for the transaction of the business of the Company shall be 1271 Avenue of the Americas, New York, New York 10020. The President (as hereinafter defined), on notice to the Member, may from time to time change the principal office and establish additional offices.

1.3 Registered Office: Registered Agent. The Company shall maintain a registered office in the State of Delaware and a registered agent for service of process in the State of Delaware as required by the Act.

ARTICLE 2

Purpose and Powers of the Company

2.1 Purpose of the Company. The authorized purpose of the Company is to engage in any lawful business, purpose or activity that a limited liability company may engage in under the Act.

2.2 Powers of the Company.

(a) The Company shall have the power, in fulfilling the purpose set forth in Section 2.1, to conduct any business or take any action that is lawful and that is not prohibited by the Act.

(b) The business and affairs of the Company shall be managed exclusively by the Member in accordance with the terms of this Agreement. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.

(c) The Member may authorize by written action any person, including without limitation the Member, to enter into and perform any agreement on behalf of the Company.

ARTICLE 3

Capital Contributions, Capital

Accounts and Voting Rights of the Member

3.1 Term. The term of the Company commenced on the date hereof following the filing of the Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Act and shall be of unlimited duration unless earlier terminated as hereinafter provided in Section 9.1.

ARTICLE 4

Capital Contributions, Capital

Accounts and Voting Rights of the Member

4.1 Initial Capital Contributions. As its initial capital contribution to the Company the Member is contributing simultaneously herewith cash, and no other property, in the aggregate amount reflected in Exhibit A hereto.

4.2 Additional Contributions. The Member shall not have any obligation to contribute additional capital or make any loan to the Company. However, the Member may, from time to time and at its option, make voluntary additional capital contributions to the Company.

4.3 Capital Accounts. A capital account shall be maintained on the books of the Company for the Member. The capital account of the Member shall consist of the Member’s initial capital contribution to the Company increased by voluntary capital contributions made by the Member pursuant to Section 4.2, if any, and the share of the net income of the Company allocated to the Member’s capital account pursuant to this Agreement and decreased by the amount of all distributions to the Member and the share of the net losses of the Company allocated to the Member’s capital account pursuant to this Agreement.

4.4 Percentage Interests. The percentage interest of the Member in the Company (the “Percentage Interest”) as of the date hereof is set forth on Exhibit A.

4.5 Member’s Voting Rights. All decisions relating to the management of the affairs of the Company with respect to any matter whatsoever (including, without limitation, the exclusive right to amend, restate or revoke the Certificate of Formation of the Company and this Agreement) shall be made by the Member.

ARTICLE 5

Profits, Losses, Distributions and Tax Treatment

5.1 Allocations. The Member shall be allocated the net income and net losses of the Company in accordance with its Percentage Interest. Net income or net losses shall be allocated to the Member’s capital account as soon as practicable after the close of each fiscal year of the Company and at such other times as shall be considered necessary by the Member.

5.2 Distributions. To the extent that net cash flow of the Company is available therefore, and in the good faith determination of the Member, the Company shall make periodic distributions of such net cash flow to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

5.3 Tax Treatment. The Member intends that the Company be disregarded as a separate entity for Federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3. Accordingly, no election to the contrary shall be filed by or on behalf of the Company and all income, gain, loss, deduction and credit of the Company shall be reported by the Member on its own account.

ARTICLE 6

Management

6.1 Officers.

(a) Principal Officers. The Company shall have a President and such other officers as the Member may, from time to time, in its discretion appoint.

(b) Election and Term of Office. Except as specifically provided for herein, the officers of the Company shall be appointed by the Member and each such officer shall hold office at the pleasure of the Member until his or her successor shall have been duly appointed, or until his or her earlier resignation, removal (with or without cause) or death.

(c) President. The President shall be the Chief Executive Officer of the Company, shall supervise and direct the day-to-day business of the Company and shall see that all orders and resolutions of the Member are carried into effect. He or she shall have such other powers and perform such other duties as may be prescribed from time to time by the Member.

6.2 Powers of Execution. All contracts, deeds and other instruments entered into by the Company shall be signed on behalf of the Company by the Member, by the President, by the officers of the Company or by such other person or persons as the Member may from time to time designate.

6.3 Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

6.4 Indemnification.

(a) No member, nor any affiliate of a member, nor any officers, directors, shareholders, partners, employees, representatives or agents of a member, or their respective affiliates (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Covered Person for any loss, liability, damage, cost, claim or expense incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or its activities except by reason of acts or omissions found by a court of competent jurisdiction upon entry of a final judgment to be due to fraud, gross negligence, bad faith or willful or intentional misconduct.

(b) To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless any Covered Person from and against any and all loss, liability, damage, cost, claim or expense, including reasonable attorneys’ fees, suffered or incurred in defense of any demands, claims, actions, proceedings or lawsuits against such Covered Person, in or as a result of or relating to its or his or her capacity, actions or omissions as a Covered Person, or concerning the Company or any activities undertaken on behalf of the Company, provided that the acts or omissions of such Covered Person are not found by a court of competent jurisdiction upon entry of a final judgment to be the result of fraud, gross negligence or bad faith or willful or intentional misconduct, or to have violated such a lesser standard of conduct or public policy as under applicable law prevents indemnification hereunder.

(c) Any Covered Person shall be entitled to receive, upon request therefore, to the extent cash or cash equivalent funds are available to the Company, advances to cover the costs of defending any demand, claim, action, proceeding, or lawsuit against such Covered Person, provided that such advances shall be repaid to the Company, with interest, if such officer is found by a court of competent jurisdiction upon entry of a final judgment to have violated the standards for indemnification set forth in the immediately preceding subsection (b) of this Section 6.4.

ARTICLE 7

Books and Records

7.1 Maintenance of Books and Records. At all times during the existence of the Company, full and accurate books of account and records of the Company shall be maintained and kept at the principal place of business of the Company. All transactions of or relating to the Company and its business shall be entered in such books.

ARTICLE 8

Admission of New Members;

Assignments and Resignation

8.1 Admission of New or Substitute Members. No person shall become a member of the Company unless and until he, she or it has been approved in writing by the Member and has executed and delivered to the Company a copy of this Agreement. Upon such admission, a new Exhibit A shall be prepared by the President and circulated to the Member(s).

8.2 Assignments. A member may assign in whole or in part its limited liability company interest. If a member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

8.3 Resignation. A member may resign from the Company with the written consent of the Member. If a member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 8.1, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and immediately following such admission, the resigning member shall cease to be a member of the Company.

ARTICLE 9

Dissolution

9.1 Dissolution.

(a) The Company shall be dissolved and its affairs wound up upon the first to occur of either (i) the written consent of the Member(s) or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Except as otherwise provided in this paragraph, the Company shall not be dissolved upon the death, incapacity or bankruptcy of the Member.

(b) Upon the dissolution of the Company, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and the Member shall wind up its affairs and liquidate or distribute its assets. Except as provided under Section 18-802 of the Act, the Member shall appoint a liquidator (who may, but need not, be the Member) who shall have sole authority and control over the Company business and affairs and shall diligently pursue the winding up of the Company.

(c) Following dissolution, all of the business and affairs of the Company shall be liquidated and wound up. Upon dissolution, the proceeds of any liquidation shall be applied as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations and liabilities of the Company in the order of priority as provided by law, other than debts owing to the Member in respect of distributions pursuant to Section 18-601 or 18-604 of the Act; (iii) third, to pay all debts of the Company owing to the Member in respect of distributions pursuant to Section 18-601 or 18-604 of the Act; and (iv) fourth, to the Member.

(d) Upon dissolution and completion of the winding up of the Company and distribution of its assets, the President shall cause to be executed and filed with the Secretary of State of the State of Delaware Articles of Dissolution of the Company in accordance with Section 18-203 of the Act.

ARTICLE 10

Miscellaneous Provisions

10.1 Entire Agreement. This Agreement contains the entire agreement of the party with respect to the subject matter hereof, supersedes all prior agreements relating to the subject matter hereof and may not be changed, altered, or amended, except in a written instrument as provided herein.

10.2 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, the remainder of this Agreement and the application of its provisions to other persons and circumstances shall not be affected thereby.

10.3 Captions. The captions of the respective Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning of the provisions of this Agreement.

10.4 Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

10.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the party hereto and its respective heirs, successors, assigns and legal representatives.

IN WITNESS WHEREOF, the party hereto has executed and delivered this Agreement as of the date first above written.

TIME INC.

By:	/s/ Lauren B. Ezrol
Name: Lauren B. Ezrol
Title: Assistant Secretary

Exhibit A

Member	Initial Capital Contribution	Percentage Interest
TIME INC.	$1.00	100%